Exhibit 10.9

FORM OF

SUSSER PETROLEUM PARTNERS LP

2012 LONG TERM INCENTIVE PLAN

PHANTOM UNIT AGREEMENT

This Phantom Unit Agreement (this “Agreement”) is made and entered into by and between Susser Petroleum Partners GP LLC, a Delaware limited liability company (the “Company”), and the individual to whom the corresponding Grant (as hereinafter defined) is made (the “Service Provider”).  This Agreement is entered into as of the day set forth in the Grant Award Notification Letter (the “Date of Grant”).  Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan (as defined below), unless the context requires otherwise.

W I T N E S S E T H:

WHEREAS, the Company has adopted the Susser Petroleum Partners LP 2012 Long Term Incentive Plan (the “Plan”) to attract, retain and motivate employees, officers, directors and consultants; and

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized the grant to employees and officers of phantom units of the Company and its affiliates as part of their compensation for direct services provided to the Partnership.

NOW, THEREFORE, in consideration of the Service Provider’s agreement to provide or to continue providing services, the Service Provider and the Company agree as follows:

SECTION 1.           Grant.

The Company hereby grants to the Service Provider as of the Date of Grant an award of the number of Phantom Units as set forth in the Grant Award Notification Letter delivered to the Service Provider, subject to the terms and conditions set forth in this Agreement, including, without limitation, those restrictions described in Section 2 and the Grant Award Notification Letter, whereby each Phantom Unit represents the right to receive one Unit of Susser Petroleum Partners LP (the “Partnership”) (each, a “Phantom Unit”) upon vesting.  The Company shall establish and maintain a bookkeeping account on its records for the Service Provider (a “Phantom Unit Account”) and shall record in such Phantom Unit Account (a) the number of Phantom Units granted to the Service Provider, and (b) the number of Units deliverable to the Service Provider on account of Phantom Units that have vested.  No Units shall be issued to the Service Provider at the time the grant is made and the Service Provider shall not be, nor have any of the rights and privileges of, a unit holder or limited partner of the Partnership with respect to any Phantom Units recorded in the Phantom Unit Account.  The Service Provider shall not have any interest in any fund or specific assets of the Partnership by reason of this Award or the Phantom Unit Account established for the Service Provider.

SECTION 2.           Vesting; Expiration of Restrictions and Risk of Forfeiture.

The Phantom Units are restricted in that they may be forfeited to the Company and in that they may not, except as otherwise provided in Section 6, be transferred or otherwise disposed of by the Service Provider.  Subject to the terms and conditions of this Agreement, the forfeiture restrictions on the Phantom Units shall lapse, and the Phantom Units shall vest according to the schedule included in the Grant Award Notification Letter; provided, however, that such restrictions will lapse, and the Phantom Units shall vest in accordance with the foregoing provision only if the Service Provider has been an employee of the Company, the Partnership, or any other entity which is an affiliate (within the meaning of such term under the Exchange Act and the rules promulgated thereunder) of any of the foregoing entities (collectively, the “Partnership Entities”) continuously from the Date of Grant until the date of vesting.

SECTION 3.           Change in Control.

Notwithstanding Section 2 of this Agreement, in the event of a Change in Control occurring prior to the date all Phantom Units have vested in accordance with Section 2 above, all restrictions described in Section 2 shall lapse and all Phantom Units granted pursuant to this Agreement shall become immediately vested and nonforfeitable and the Company shall deliver the Units (or the amount of cash, other property or securities, if any, equal to the amount that would have been attained by the Service Provider if he were a unit holder as of the date of the occurrence of such event) to the Service Provider as soon as practicable thereafter.

SECTION 4.           Termination of Employment.

(a)           Termination for Any Reason.   If the Service Provider ceases providing services to the Partnership Entities for any reason other than the Service Provider’s death or Disability (as defined below) prior to the date all Phantom Units have vested in accordance with Section 2 above, then all Phantom Units granted pursuant to this Agreement that have not yet vested shall become null and void as of the date of such termination.

(b)           Termination Due to Death or Disability.  If the Service Provider ceases providing services to the Partnership Entities due to death or Disability prior to the date all Phantom Units have vested in accordance with Section 2 above, then all restrictions described in Section 2 shall lapse and all Phantom Units granted pursuant to this Agreement shall become immediately vested and nonforfeitable and the Company shall deliver Units to the Service Provider as soon as practicable thereafter, but in no event later than 60 days following the separation from service.

“Disability” means that the Service Provider is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(c)           Proscribed Conduct.  Notwithstanding anything to the contrary set forth in the Plan or this Agreement, except as otherwise set forth in an employment agreement between the Service Provider and the Company or any of its subsidiaries, in the event a Service Provider who is also an employee of the Company or any subsidiary of affiliate, engages in Proscribed Conduct after the termination of his service for any reason, such Service Provider shall forfeit all Units the Service Provider acquired upon settlement of any Phantom Units.  To the extent such

Service Provider disposed of any such Units prior to such forfeiture, the Company shall be entitled to the Fair Market Value of such Units at the time of the disposition.

“Proscribed Conduct” means a breach by a Service Provider of any restrictive covenants contained in any employment agreement between the Service Provider and the Company or any subsidiary, or if there are no such covenants or any such covenants are inapplicable for any reason, then “Proscribed Conduct” means, during the one-year period following termination of service, a Service Provider’s (a) unauthorized disclosure of confidential information related to the Company or its subsidiaries, (b) directly or indirectly engaging in, or owning or controlling any interest in, or acting as a director, officer or employer of, or consultant to or otherwise be employed by any business engaged in the operation of wholesale fuel distribution or any other business conducted by the Company or the Partnership in any county in which the Company operates on the date of such Service Provider’s termination of service, (c) hiring, directly or indirectly, any individual who was an employee of the Company or its subsidiaries or affiliates within the 12 months period prior to the date the Service Provider employs or seeks to employ such individual, or soliciting or inducing, directly or indirectly, any such individual to terminate his or her service with the Company, or its subsidiaries or affiliates, or (d) causing, inducing or encouraging any actual or prospective client, customer, supplier, dealer or licensor of the Company or the Partnership or any other person or entity that has a business relationship with the Company, the Partnership or any subsidiary or affiliate, to terminate or modify any such actual or prospective relationship.

SECTION 5.           Delivery/Payment Date; Manner of Payment.

The date or dates of delivery of the Units related to the Service Provider’s Phantom Units will be date or dates on which the restrictions on such Phantom Units expire as provided in Section 2, 3 or 4 of this Agreement.  The value of any fractional Phantom Units shall be paid in cash at the time Units are issued to the Service Provider in connection with the Phantom Units.  The value of the fractional Phantom Units shall equal the percentage of a Unit represented by a fractional Phantom Unit multiplied by the Fair Market Value of the Unit.  The value of such Units shall not bear any interest owing to the passage of time.

SECTION 6.           Limitations on Transfer.

The Service Provider agrees that he shall not dispose of (meaning, without limitation, sell, transfer, pledge, exchange, hypothecate or otherwise dispose of) any Phantom Units hereby acquired prior to the date the Phantom Units are vested and Units are delivered.  Any attempted disposition of the Phantom Units in violation of the preceding sentence shall be null and void.  Notwithstanding the foregoing, part or all of the Phantom Units or rights under this Agreement may be transferred to a spouse pursuant to a domestic relations order issued by a court of competent jurisdiction; provided, however, that such Phantom Units shall continue to be held pursuant to this Agreement, and the transferee under the domestic relations order shall agree that the Phantom Units so transferred shall continue to be subject to the terms of this Agreement, including forfeiture in accordance with Sections 2 and 4 of this Agreement.

SECTION 7.           Nontransferability of Agreement.

This Agreement and all rights under this Agreement shall not be transferable by the Service Provider other than by will or pursuant to applicable laws of descent and distribution.  Any rights and privileges of the Service Provider in connection herewith shall not be transferred, assigned, pledged or hypothecated by the Service Provider or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process.  In the event of any such occurrence, the Phantom Units shall automatically be forfeited.  Notwithstanding the foregoing, all or some of the Phantom Units or rights under this Agreement may be transferred to a spouse pursuant to a domestic relations order issued by a court of competent jurisdiction, subject to the limitations on such transfer described in Section 6.

SECTION 8.           Adjustment.

The number of Phantom Units granted to the Service Provider pursuant to this Agreement shall be adjusted to reflect distributions of the Partnership paid in units, unit splits or other changes in the capital structure of the Partnership, all in accordance with the Plan.  All provisions of this Agreement shall be applicable to such new or additional or different units or securities distributed or issued pursuant to the Plan to the same extent that such provisions are applicable to the units with respect to which they were distributed or issued.

SECTION 9.           Securities Act.

The Company shall not be required to deliver any Units hereunder if, in the opinion of counsel for the Company, such delivery would violate the Securities Act of 1933 or any other applicable federal or state securities laws or regulations or the rules of the exchange upon which the Company’s Units are traded.

SECTION 10.          Copy of Plan.

By the execution of this Agreement, the Service Provider acknowledges receipt of a copy of the Plan.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable law, then such provision will be deemed to be modified to the minimum extent necessary to render it legal, valid and enforceable; and if such provision cannot be so modified, then this Agreement will be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties will be construed and enforced accordingly.

SECTION 11.         Notices.

Whenever any notice is required or permitted hereunder, such notice must be in writing and personally delivered or sent by mail.  Any such notice required or permitted to be delivered hereunder shall be deemed to be delivered on the date on which it is personally delivered or, whether actually received or not, on the third business day (on which banking institutions in the State of Texas are open) after it is deposited in the United States mail, certified or registered, postage prepaid, addressed to the person who is to receive it at the address which such person has theretofore specified by written notice delivered in accordance herewith.  The Company or the Service Provider may change at any time and from time to time by written notice to the other, the address which it or he previously specified for receiving notices.  The Company and the Service

Provider agree that any notices shall be given to the Company or to the Service Provider at the following addresses:

Company:                                                                                                                     Susser Petroleum Partners GP LLC
Human Resources Department
4525 Ayers Street
Corpus Christi, Texas 78415

Service Provider:                                                                                 At the Service Provider’s current address as shown in the Company’s records.

SECTION 12.                          General Provisions.

(a)           Administration.  This Agreement shall at all times be subject to the terms and conditions of the Plan.  The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of the majority of the Committee with respect thereto and with respect to this Agreement shall be final and binding upon the Service Provider and the Company.  In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

(b)           Continuation of Service.  This Agreement shall not be construed to confer upon the Service Provider any right to continue in the service of the Partnership Entities.

(c)           Governing Law.  This Agreement shall be interpreted and administered under the laws of the State of Delaware, without giving effect to any conflict of laws provisions.

(d)           Amendments.  This Agreement may be amended only by a written agreement executed by the Company and the Service Provider, except that the Committee may unilaterally waive any conditions or rights under, amend any terms of, or alter this Agreement provided no such change (other than pursuant to Section 7(b), 7(c), 7(d), 7(e), or 7(g) of the Plan) materially reduces the rights or benefits of the Service Provider with respect to the Phantom Units without his consent.

(e)           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under the Service Provider.

(f)            Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to this subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

(g)           No Liability for Good Faith Determinations.  Neither the Partnership Entities nor the members of the Committee and the Board shall be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the Phantom Units granted hereunder.

(h)           No Guarantee of Interests.  The Board and the Partnership Entities do not guarantee the Units from loss or depreciation.

(i)            Withholding Taxes.  To the extent that the vesting of a Phantom Unit or distribution thereon results in the receipt of compensation by the Service Provider with respect to which any of the Partnership Entities has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by the Service Provider that are acceptable to such Partnership Entity, the Service Provider shall deliver to the Partnership Entity such amount of money as the Partnership Entity may require to meet its withholding obligations under applicable law.  No issuance of a Unit shall be made pursuant to this Agreement until the Service Provider has paid or made arrangements approved by the Partnership Entity to satisfy in full the applicable tax withholding requirements of the Partnership Entity with respect to such event.

(j)            Insider Trading Policy.  The terms of the Company’s Insider Trading Policy with respect to Units are incorporated herein by reference.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and the Service Provider has set his hand as to the date and year first above written.

SUSSER PETROLEUM PARTNERS GP LLC

By:

Name:

Title:

[SERVICE PROVIDER NAME]

Service Provider